UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 14, 2014

SIERRA MONITOR CORPORATION

(Exact name of registrant as specified in its charter)

California	000-7441	95-2481914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1991 Tarob Court

Milpitas, California 95035

(Address of principal executive offices, including zip code)

(408) 262-6611

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

In connection with a routine review of its governance documents, Sierra Monitor Corporation (the “Company”) has approved and entered into a modified version of its standard form of director and officer Indemnification Agreement (the “Amended Agreement”) with its directors and certain of its officers on various dates commencing on May 14, 2014.

The Amended Agreement supersedes and replaces any indemnification agreements that the Company was previously party to with its directors and certain of its officers, and modifies or supplements the terms of any such prior agreements to provide for, among other things, the following matters:

•	That applications for indemnification shall be determined by independent legal counsel following a change of control of the Company;
•	To specify certain remedies of the indemnitee in the event that a claim for indemnification is denied or if the Company fails to perform certain of its obligations under the Amended Agreement;
•	To clarify and supplement the procedures related to the notification and defense of claims and upon an application for indemnification under the Amended Agreement;
•	To provide for contribution by the Company in the event that indemnification is unavailable under the Amended Agreement;
•	To define the duration of the Indemnification Agreement; and
•	To exclude from the Company’s indemnification obligations certain payments that would be prohibited under Section 304 of the Sarbanes-Oxley Act of 2002.

The Company may enter into Amended Agreements with any other persons who are or become directors or officers of the Company in the future.

The foregoing is only a brief description of the Amended Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the form of Amended Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 1.02	Termination of Material Definitive Agreement.

Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2014, the Company announced that its board of directors has named Varun Nagaraj, age 48, as its president and chief executive officer effective July 7, 2014. Mr. Nagaraj succeeds Gordon R. Arnold, who will assume the position of executive chairman of the company. Mr. Nagaraj joins the company from Echelon Corporation where he has served since 2011 as senior vice president of product management and general manager. Previously, he served from 2008 to 2011 as president and chief executive officer of Aprius, Inc.; president and chief executive officer of NetContinuum, Inc.; vice president of product development and marketing of Extreme Networks, Inc.; and executive vice president of marketing and customer delivery for Ellacoya Networks, Inc. Mr. Nagaraj worked for PRTM, a leading management consulting firm focused on product and operations strategy, from 1995 to 2001 in various positions including associate, manager, principle and partner. He started his career at Hewlett Packard as an engineer and program manager. Mr. Nagaraj received his Electrical Engineering degree from the India Institute of Technology, Bombay; a Master of Science degree from North Carolina State University; and a Master of Business Administration degree from Boston University.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the Annual Meeting, the Company’s shareholders:

1.	Elected four directors to serve until the 2015 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

2.	Ratified the appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	Approved, by advisory vote, the Company's executive compensation; and

4.	Approved the amendment and restatement of the Company’s 2006 Stock Plan.

Set forth below, with respect to each matter, are the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes, applicable to each item.

Proposal 1: Election of Directors:

Director	Votes For	Votes Against	Abstentions
Gordon R. Arnold	8,101,777	1,450	7,000
C. Richard Kramlich	8,102,227	—	7,000
Jay T. Last, Ph.D	8,102,227	—	7,000
Robert C. Marshall	8,102,226	—	7,000

All director nominees were duly elected.

Proposal 2: Ratification of the appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014:

Votes For	Votes Against	Abstentions
9,661,495	500	850

Proposal 2 was approved.

Proposal 3: Approval, by advisory vote, of the Company's executive compensation:

Votes For	Votes Against	Abstentions
8,050,093	10,351	48,250

Proposal 3 was approved.

Proposal 4: Approval of the amendment and restatement of the Company’s 2006 Stock Plan:

Votes For	Votes Against	Abstentions
8,019,293	21,151	48,250

Proposal 4 was approved.

Item 7.01	Regulation FD Disclosure.

The Company is hereby furnishing the following information under Regulation FD:

On May 16, 2014, the Company issued a press release announcing the appointment of Mr. Nagaraj as its president and chief executive officer effective July 7, 2014. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Indemnification Agreement.
99.1	Press Release dated May 16, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIERRA MONITOR CORPORATION

By:	/s/ Gordon R. Arnold
Gordon R. Arnold President

Date: May 16, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Indemnification Agreement.
99.1	Press Release dated May 16, 2014.